Exhibit 99.1

For Immediate Release

Contacts:   William R. Gargiulo, Jr.      231.526.1244
                    Donna Felch, CFO             312.595.9123

The Female Health Company
Reports First Quarter Operating Results and Confirms Annual
Guidance

Highlights:
●	FHC records $1.9 M restructuring charge reflecting final transition from FC1 to FC2
●	Unit sales up 20%, Net Revenues up 3%, reflecting transition to FC2
●	Gross Margin rises to 58.4% of net revenues, up 31%
●	Excluding restructuring charge, operating income increases 190% to $1.3 million (23.2% of net revenues)
●	Including restructuring charge, Company records operating loss of $(624,132)

CHICAGO, February 8, 2010 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom®, today reported its operating results for the first quarter of FY2010.

During the three months ended December 31, 2009, the Company’s net revenues increased 3% to approximately $5.5 million, compared with approximately $5.3 million in the first quarter of the previous fiscal year.  The modest increase in revenues reflects the transition by the Company’s customers from the first-generation FC1 Female Condom to the lower-priced FC2 Female Condom®.  The final FC1 orders were shipped in October 2009.

The Company recorded a net loss attributable to common stockholders of $(698,351), or $(0.03) per diluted share, in the first quarter of FY2010 compared with net income attributable to common stockholders of $1,608,816, or $0.06 per diluted share, in the first quarter of FY2009.  The net loss in the most recent quarter resulted entirely from a previously announced one-time restructuring charge of $1,896,353, along with a foreign currency loss of $48,689 in the first quarter of FY2010, versus a foreign currency gain of $1,194,107 in the first quarter of FY2009.  The Company expects the impact of foreign currency fluctuations in the future to be modest, reflecting its U.K. and Malaysian subsidiaries’ adoption of the US dollar as their functional currency effective October 1, 2009.

Cost of sales decreased 21% to $2,285,813 in the first quarter of FY2010 compared with $2,903,644 in the first quarter of FY2009, on the 20% increase in unit sales, reflecting the transition to FC2.  As a result, gross profit increased 31% to $3,202,861 in the most recent quarter, compared with $2,441,194 in the first quarter of FY2009.  Gross profit as a percentage of net revenues increased to 58.4% in the quarter ended December 31, 2009, compared with 45.7% in the prior-year quarter.

Recognition of the one-time restructuring expense of $1,896,353 resulted in an operating loss of $(624,132) in the three months ended December 31, 2009, compared with operating income of $438,935, in the three months ended December 31, 2008.  Exclusive of the restructuring expense, operating income rose 190% to $1,272,221, versus $438,935 in the same period last year, reflecting customers’ transition to the more profitable second generation product, FC2.

Earnings Guidance
“We maintain our FY2010 guidance that unit sales should increase by 20% to 25%, and operating earnings should increase 35% to 40% over FY2009 results, exclusive of restructuring charges" noted O.B. Parrish, Chief Executive Officer of The Female Health Company. "The transition to our second-generation FC2 Female Condom® and its favorable impact on our profitability is particularly encouraging.  We ended the first quarter with a strong, debt-free balance sheet, approximately $3.3 million of cash in the bank, and a current ratio of 4.0 to 1.0.”

As noted in previous news releases, the Company expects significant quarter-to-quarter variations in its operating results, due to the timing of large order receipts, production scheduling, and shipping of products.

FC1 to FC2 Transition Restructuring Expenses

The UK employee redundancy charges relating to the FC1 to FC2 transition were recorded in the fourth quarter of FY2009.  In connection with the evaluation of its leased U.K. FC1 manufacturing facility, the Company entered into new lease and related agreements (collectively, the “New Lease”) with the new owner of the U.K. facility in November 2009. The New Lease replaces the Company’s previous lease for its U.K. facility, which had an expiration date of December 10, 2016 and required rental payments of $484,049 per year.  The New Lease expires on the earlier of (1) November 1, 2010 or (2) at least three months after the Landlord provides a notice of termination, but in any event not before May 2, 2010.  The annual rent remains $484,049 per year, which the Company was required to deposit upon execution of the New Lease.  In connection with the New Lease, the Company also made a lease surrender payment of $975,746 to the Landlord on November 2, 2009.  A second and final lease surrender payment of $477,859 was made to the landlord on February 1, 2010.  As of this date, the landlord has not yet provided a notice of termination.

From a cash flow perspective, replacing the previous lease eliminates future payments of approximately $4.3 million (for rent and related expenses) over the remaining term of the previous lease, producing a positive net impact of approximately $2.8 million, after deducting the surrender payments.

The restructuring costs relating to the lease of approximately $1.9 million, net of the recognition of a deferred gain on sale of the facility, are recorded as a one-time charge in the first quarter of FY2010. The Company expects to incur up to $200,000 in additional restructuring costs, which will be expensed in the period in which they occur.  Per the lease terms, the owner has the right to ask the Company to exit the facility prior to the November 1, 2010 lease expiration date. As the actual lease term is uncertain, there is the potential that part of the charge taken in the first quarter of FY2010 would be reversed if the lease term ends before November 1, 2010.  The potential reversal of part of the charge could be as much as $246,000 if the lease is terminated as of May 15, 2010.  The potential reversal of part of the charge diminishes proportionately over time as the number of months between the early termination date and November 1, 2010 decreases.  In addition to the impact on income, if the lease terminates prior to November 1, 2010, the Company would receive a proportionate refund of its rent deposit.  Such a refund has a positive cash effect but no income statement impact.

The exit from the new facility lease will complete the FC1 to FC2 transition and related one-time restructuring charges.  While FC1 production has ceased, the Company continues to maintain a significant operating presence in the U.K.

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. EST today, February 8, 2010.  Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international participants dial 412-858-4600) and asking to be connected to “The Female Health Company Conference Call”, a few minutes before 11:00 a.m. EST on February 8, 2010.  A replay of the call will be available one hour after the call through 5:00 p.m. EST on Monday, February 22, 2010 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 437017.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, specifically operating income exclusive of the $1.9 million restructuring charge relating to the U.K. lease. Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. In addition, because the restructuring charge related to a non-recurring event in the first quarter of FY2010, the Company believes that the presentation of this non-GAAP financial measure enhances an investor's ability to make period-to-period comparisons of the Company's operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release in a table below.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is primarily distributed by public health organizations and donor groups in about 100 countries around the world. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in Europe, Canada, Australia, South Africa and the Japan and are pending in various other countries.   FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization has cleared FC2 for purchase by U.N. agencies.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com ..

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  –
The statements in this release which are not historical fact are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the Company’s financial guidance for fiscal 2010, the amount of any additional restructuring costs relating to the Company's UK lease, and the termination date relating to the U.K. lease and any potential reversal of the restructuring charge. These statements are based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company’s actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance;  competition in the Company’s markets and the risk of new competitors and new competitive product introductions;  the Company’s reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments;  global donors and other public health organizations in the global public sector;  payment of dividends is in the discretion of the Board of Directors and the Company may not have sufficient cash flows to  continue to pay dividends; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers;  the Company’s production capacity, efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended September 30, 2009.  Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheet

	December 31,	December 31,
	2009	2008
Cash	$3,183,776	$3,190,841
Restricted cash	105,074	173,970
Accounts receivable, net	4,086,204	3,444,439
Income tax recoverable	69,259	-
Inventory	1,743,964	1,817,324
Prepaid and other current assets	298,773	282,884
Deferred income taxes	2,181,000	1,600,000
Total current assets	11,668,050	10,509,458

Other non-current assets	88,826	56,000
Net property, plant & equipment	2,708,390	1,446,858
Deferred income tax	1,028,149	-
Total assets	$15,493,415	$12,012,316

Accounts payable	$624,747	$1,047,221
Accrued expenses	591,127	1,037,671
Accrued compensation	370,716	336,578
Restructuring accrual	1,364,105	-
Preferred dividends payable	-	24,575
Total current liabilities	2,950,695	2,446,045

Obligations under capital leases	27,406	30,573
Deferred gain on sale of facility	-	666,233
Deferred grant income	150,935	161,382
Total liabilities	3,129,036	3,304,233

Total stockholders’ equity	12,364,379	8,708,083
Total liabilities and stockholders' equity	$15,493,415	$12,012,316

The Female Health Company Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended December 31,
	2009	2008

Net revenues	$5,488,674	$5,344,838

Cost of sales	2,285,813	2,903,644

Gross profit	3,202,861	2,441,194

Advertising and promotion	69,851	70,794
Selling, general and administrative	1,860,408	1,861,045
Research and development	381	70,420
Restructuring costs, net	1,896,353	-
Total operating expenses	3,826,993	2,002,259

Operating (loss) income	(624,132)	438,935

Non-operating loss (income):
Interest, net and other income	(12,331)	(8,889)
Foreign currency transaction loss (gain)	48,689	(1,194,107)
(Loss) income before income taxes	(660,490)	1,641,931

Income tax expense	37,861	8,540

Net (loss) income	(698,351)	1,633,391

Preferred dividends	-	24,575

Net (loss) income attributable to common stockholders	$(698,351)	$1,608,816

Net (loss) income per basic common share outstanding	$(0.03)	$0.06

Basic weighted average common shares outstanding	26,300,571	25,820,224

Net (loss) income per diluted common share outstanding	$(0.03)	$0.06

Diluted weighted average common shares outstanding	26,300,571	27,984,633

Reconciliation of Non-GAAP Financial Information

Following is a reconciliation of the Non-GAAP financial measure of operating income exclusive of restructuring charge to the nearest GAAP financial measure of operating income for the three months ended December 31, 2009 and 2008.

	For the Three Month Ended December 31,
	2009	2008
Operating income exclusive of restructuring charge	$1,272,221	$438,935
Less: Restructuring charge	$1,896,353	-
Operating (loss) income	$(624,132)	$438,935